Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos.333-63501,333-42164,333-42166 and 333-91078) of Cobra Electronics Corporation of our report dated December 29, 2006 with respect to the balance sheets of Performance Products Limited as at March 31, 2005 and 2006, and the related statements of income and cash flows for the years then ended, which appears in the current report on Form 8-K/A of Cobra Electronics Corporation dated December 29, 2006.

/s/ Baker Tilly
Baker Tilly

December 29, 2006